Exhibit 3.3

SECOND CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BAYHILL THERAPEUTICS, INC.

Bayhill Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), hereby certifies as follows:

1. The name of the Corporation is Bayhill Therapeutics, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 6, 2000 under the name SunVax, Inc.

2. The date on which the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was September 29, 2004.

3. The Corporation filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on February 6, 2006.

4. This Second Certificate of Amendment has been duly adopted and approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware Corporation Law.

5. This Second Certificate of Amendment has been duly adopted and approved by the stockholders of the Corporation, acting in accordance with the provisions of Sections 228 and 242 of the Delaware Corporation Law.

6. Section A of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“Classes of Stock. This Company is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Company is authorized to issue is 181,042,500 shares. 96,520,000 shares shall be Common Stock, par value $0.001 per share. 84,522,500 shares shall be Preferred Stock, par value $0.001 per share, of which 14,912,500 shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and 69,610,000 shall be designated Series B Preferred Stock (the “Series B Preferred Stock”).”

7. Section B(4)(d)(ii)(A) of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“up to 8,500,000 shares of Common Stock issuable or issued to employees or consultants rendering services to the Company or directors (in each case, if in a transaction with primarily non-financing purposes and primarily for the purpose of retaining their services for the Company) of this Company pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company and the Compensation Committee thereof, if applicable;”

IN WITNESS WHEREOF, this Second Certificate of Amendment has been signed this 18th day of December, 2007.

BAYHILL THERAPEUTICS, INC.

By:	/s/ Mark W. Schwartz, Ph.D.
Mark W. Schwartz, Ph.D.
President and Chief Executive Officer

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